EXHIBIT 5.1

FULBRIGHT & JAWORSKI L.L.P.

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

TELEPHONE: (713) 651-5151

FAX: (713) 651-5246

November 17, 2005

Enbridge Energy Partners, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002

Dear Sirs:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of up to 3,450,000 Class A Common Units representing Class A limited partner interests in the Partnership (including an over-allotment option to purchase up to 450,000 Class A Common Units) (the “Units”). We refer to the registration statement on Form S-3 (Registration No. 333-106660) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on June 30, 2003, including the base prospectus (the “Prospectus”) contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on November 17, 2005, relating to the offering of the Units.

As counsel to the Partnership, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated November 16, 2005, among the Partnership, Enbridge Energy, Limited Partnership and UBS Securities LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets Corporation, Sanders Morris Harris Inc., Stifel, Nicolaus & Company, Incorporated and Deutsche Bank Securities Inc., as Underwriters (the “Underwriting Agreement”).

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Units will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas, and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.